Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, Inc. - Chairman, CEO

Ware Grove CBIZ, Inc. - CFO, SVP

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Company - Analyst

Jim MacDonald First Analysis Securities - Analyst

Robert Kirkpatrick Cardinal Capital Management - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ second-quarter and first-half 2013 results conference call. (Operator Instructions). Please note, this event is being recorded.

I would now like to turn the conference over to Steven Gerard, Chairman and CEO of CBIZ. Please go ahead.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Emily, and good morning, everyone, and thank you for calling into CBIZ’s second-quarter and first-half 2013 conference call.

Before I begin my comments, I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them until after the call and we’ll be happy to address them at that time.

This call is also being webcast and you can access the call over our website. You should have all received a copy of the release which was issued this morning. If you didn’t, you can access it also on our website.

Finally, remember that during the course of this call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, our Form 10-K, and our press releases.

Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.

Prior to the opening this morning, we were pleased to announce our second-quarter and six-month operating results. We were particularly encouraged by the fact that we see a continuation of our revenue growth and, in particular, our organic or same business unit growth through the six months of this year. This is consistent with the indications we had given at the end of the first quarter.

In addition to which, we announced today that we have reached a definitive agreement to sell our Medical Management Professional businesses for approximately $200 million, which should net, after tax and expenses, about $145 million. Medical Management Professionals has been a critical part of CBIZ’s growth story over the past 15 years, and we had indicated in the past that this was a non-core business, but one that we were going to continue to nurture and to grow until such time as we could realize a reasonable value for our shareholders. That was the impetus for the transaction and that transaction is expected to close by September 1.

Conditioned on that transaction, we’ve also announced that we have engaged in an agreement to acquire approximately 3.8 million shares from Westbury Ltd. at a price of $6.65.

So those three announcements were made today. I will turn it over to Ware to give you the details, and let me caution you in advance that there are a lot of details here and a lot of new numbers because we’re reporting our core businesses, which, as I’ve indicated before, have grown nicely for the first six months. And then, I will come back and give you some more information and some more color on both the MMP transaction, the Westbury transaction, and the status of our acquisition pipeline. With that, let me turn it over to Ware.

Ware Grove - CBIZ, Inc. - CFO, SVP

Okay, good morning, everyone, and thanks, Steve.

We have a lot of information to cover, and as is our normal practice, I want to take a few minutes to highlight and overview the information we released this morning with our second-quarter and first-half 2013 earnings, along with the announcement that we’ve reached an agreement for the sale of our MMP operation and an agreement with Westbury to purchase 3.85 million shares of our common stock, and that’s contingent on the closing and sale of MMP.

At June 30, 2013, the financial results we released this morning reflect the operating results of MMP as discontinued operations, and the assets and liabilities of MMP are classified as held for sale. The fact that operating results for MMP are now reclassified into discontinued operations at June 30 creates a challenge to compare reported results with consensus expectations for the quarter and for the six months.

We reported $0.18 earnings per share for the quarter in total, which includes the results of MMP, and we reported $0.11 earnings per share from continued operations, which excludes the operating results from MMP. This compares with consensus expectations of $0.15 earnings per share for the quarter.

Now a schedule is attached on page 8 of our release this morning, and that serves to outline the adjusted numbers for the years 2010, 2011, and 2012 to reclassify MMP. It is also important to understand that the gain on the sale of this operation will be recognized only when this transaction closes. And of course, the gain will be classified under discontinued operations when the transaction closes.

Now let me walk you through some of the highlights and important information included in these adjustments to reclassify MMP results as discontinued operations. Looking at that schedule on page eight, you will see the revenue and the gross margin numbers you’ve seen previously reported in our general segment information, with just a few minor adjustments for classification of intercompany accounts. You will also see adjustments for other expenses, and that’s primarily an interest expense adjustment reflecting what I’ll describe as a pro forma debt reduction of $40 million, which represents the debt reduction required had the MMP operation not been a part of CBIZ during that time.

With these adjustments, we have outlined an earnings-per-share impact as the MMP operations are being removed from continuing operations, as well as an EBITDA impact for each of the years 2010, 2011, and 2012. You can see that the improvements in our Financial and Employee Services businesses in recent years have definitely been masked by the relatively flat contribution which is attributed to the operations of MMP.

Adjusted earnings per share from continuing operations has grown from an adjusted $0.32 per share in 2010 to $0.46 per share in 2012, or a normalized $0.41 when you exclude the two nonrecurring items that were included in 2012. And that’s a 28% increase in two years.

Now, at this stage, you’ll note there are minimal adjustments to G&A expense. We have intentionally managed the MMP operation so we have leveraged our corporate IT infrastructure and we have leveraged our treasury management efforts for the benefit of MMP, and of course, we do the work to consolidate the operating results of MMP for financial reporting purposes. But the MMP operations have operated in a relatively autonomous manner, so that within the reported general administrative expense, there really are minimal resources dedicated solely to support MMP operations. Over time as we redeploy proceeds of the sale of MMP and we continue to grow the business, we fully expect to continue to leverage our G&A infrastructure expense as we have done so in the past.

So with that brief overview of the adjustments to reflect the sale of MMP, let me turn to the results for continued operations for the second quarter and first half of 2013. Thanks to the efforts of our many Associates who are working hard to serve our clients, we are very pleased to report strong second-quarter and first-half results for 2013.

Total revenue in the second quarter was $172.5 million, up $18.3 million, or 11.9%, compared with the second quarter, adjusted, a year ago. Organic same-unit revenue grew by 3.5% in the second quarter, with Financial Services same-unit revenue up by 4.8% and Employee Services same-unit revenue up by 1.1%. Revenue from newly-acquired operations contributed $13 million, or 8.4%, to revenue growth in the second quarter. We’re very happy to leverage this revenue growth into higher margins, with pretax income from continuing operations increasing to $9.7 million, or 5.6% of revenue, in the second quarter, compared with $6.0 million, or 3.9% of revenue, for the second quarter a year ago. Earnings per share from continuing operations was $0.11, compared with $0.08 adjusted for the second quarter a year ago.

Now for the six months ended June 30, 2013, total revenue was $373.9 million, an increase of 9.4% over $341.8 million adjusted for the six months a year ago. Organic same-unit revenue was up by 1.8%, with Financial Services same-unit revenue up by 2.5% and Employee Services same-unit revenue up by 0.1% for the six months this year, compared with a year ago. Revenue from newly-acquired operations contributed $26.1 million, or 7.6%, to revenue growth in the first six months this year, compared with a year ago.

Now, comparing pretax contribution for the six months ended this year, please remember that in the first quarter a year ago, we recorded a $2.5 million pretax gain on the sale related to the sale of our wealth management business. Normalizing first-half adjusted 2012 results to eliminate this item, pretax income this year was $38.8 million, or 10.4% of revenue, compared with $33.1 million, or 9.7% of revenue, for the second quarter a year ago. Earnings per share for the first half of this year was $0.45 a share, an increase of 15.4% compared with a normalized $0.39 a year ago, when you eliminate the $0.03 per share impact of the gain on the sale reported last year.

Now taking a closer look at the Financial Services group, total revenue for this group increased by 12.3% in the quarter compared with a year ago and was up by 9.2% for the six months. Performance in the second quarter was strong, and as we indicated earlier this year, the tax-related work that was slow to develop in the first quarter this year picked up in the second quarter. Revenue and performance of our national healthcare consulting valuation and other national financial services businesses continues to be very strong, and the results of the acquisitions we made in 2012 are in line with our expectations.

Now earlier this year, we commented on the impact of several investments we have made to enhance growth opportunities within the Financial Services group. These investments include building a team of business development managers that are located in various markets, as well as building out teams to focus on state and local tax consulting and property tax management services. The impact of these incremental costs in the second quarter was $220,000, and was $710,000 for the six months compared with a year ago. We believe the dedicated business development team, while difficult to measure with precision, the results are having a very positive impact on revenue growth within Financial Services.

Now turning to the Employee Services group, we are continuing to record strong results in both our property and casualty and our retirement advisory businesses, with some continued weakness in our life insurance business, which tends to be transactional and somewhat unpredictable.

Despite some of the implementation delays recently announced for the Affordable Care Act, we are continuing to hold a very active dialogue with a large number of clients and new business prospects as we advise them on the potential impact of the Act and different courses of action they may take with respect to their benefits plans in response to this Affordable Care Act. Our client retention rate has improved this year, and we also have a number of new business opportunities in the pipeline for our Employee Benefits services area as a result of our activities to consult with both clients and new business prospects.

Now looking further at the consolidated financial results for the second quarter and first half, and eliminating the impact of the accounting for the gains and losses of the assets held in our deferred compensation plan, operating income margin for the quarter this year was 7.7%, compared with 6.3% a year ago, and was 12.7% for the first half this year, compared with 11.8% a year ago. So we’re happy to be leveraging our growth in revenue into a higher rate of growth in earnings.

Looking at the effective tax rate of 43.5% for the second quarter this year, it was higher than a year ago, and that’s primarily due to a favorable adjustment for a unique item which we made in the second quarter a year ago. And as a result, for the first six months this year, the effective tax rate of 42.4% is somewhat higher than a year ago. This higher tax rate impacts our reported earnings per share by $0.01 in both the second quarter and for the first six months this year, compared with a year ago. For the full year of 2013, we continue to expect an effective tax rate of approximately 40%, as we expect favorable adjustments to our tax rate to occur in the second half of this year.

Now looking at share count for the second quarter and for the first six months this year, it was approximately 49.9 million shares, up just slightly from a year ago. As we announced this morning, we’ve reached an agreement with Westbury to buy 3.85 million shares immediately after and contingent upon the closing of the sale of MMP. This will result in a fully diluted share count for the full year of 2013 that we think will be slightly below 49.5 million shares. We’ve not purchased any shares in the open market to date this year, and this transaction with Westbury will allow us to achieve our previously announced goal of maintaining a share count that is relatively flat year over year.

Looking at days sales outstanding on our receivables at June 30, this was 83 days, and that compares with 83 days a year ago. Please note that as we go forward and with the sale of MMP, our future DSO calculations may rise a bit, which is a reflection of the relatively lower DSOs for the MMP business.

Now looking at cash flow for the first six months of this year, we are in line with our expectations, and the $204 million total balance outstanding at June 30 on our bank line of credit compares with the balance of $208.9 million at December 31, 2012. To date, for the first six months we have used approximately $5.2 million of cash for acquisition and earnout payments for prior period acquisitions, plus we’ve used approximately $3.1 million for capital spending, $1.3 million of which is in the second quarter. Now for the full year of 2013, we expect capital spending to be in a range of $5 million to $6 million.

Looking at future earnout obligations for acquisitions previously closed, we have scheduled $12.1 million for the remainder of 2013. We have scheduled $10.6 million in 2014, $9.1 million in 2015, and another $5.5 million in 2016 and beyond, for a total of approximately $37 million over the next four years.

The amount outstanding on our $275 million unsecured bank line of credit, again, was $204 million at June 30. At June 30, our leverage was approximately 3.5 times the underlying EBITDA, before considering the impact of the sale of MMP. Now upon the closing of the sale of MMP, we will use approximately $25.6 million of the proceeds for the share purchase transaction with Westbury and the remaining proceeds will be used to immediately reduce the balance outstanding on our bank line of credit. As a result of these actions, we expect that our leverage as measured against the underlying EBITDA will be less than 3.0 times by the end of 2013.

Now as you know, we made nine acquisitions in 2012 and we have closed one acquisition in the first half of this year. We have not been constrained in our ability to acquire businesses, but the sale of MMP, along with our continued strong operating cash flow, will give us greater financial flexibility and greater credit availability going forward to redeploy our proceeds and address further investments in acquisition opportunities in our Financial Services and Employee Services groups, as well as provide greater financial flexibility as we address financing alternatives going forward. As always, we have a pipeline of acquisition opportunities currently under consideration and we expect to close between three to five acquisition transactions this year. As we’ve announced in the past, our priority is to use our capital for strategic acquisitions focused on our core Financial and Employee Services businesses.

Now EBITDA for the second quarter was $18.5 million, up 33% over an adjusted $13.9 million for the second quarter a year ago. For the six months ended June 30, EBITDA was $56.3 million this year, up 15% compared with an adjusted $48.8 million a year ago.

Non-GAAP earnings per share, which outline the major non-cash charges to earnings, was $0.25 per share for the second quarter this year, compared with $0.20 per share a year ago. And for the six months, non-GAAP earnings per share were $0.74 per share this year, compared with $0.64 a share a year ago.

Now to sum up, we were very pleased to reach an agreement for the sale of MMP, and this will enable a focus of resources on our core Financial and Employee Services businesses going forward. We believe the growth prospects for these businesses, complemented by our strategic acquisition program, will support our longer-term goals to grow revenue by approximately 10% a year, with a growth in earnings at roughly twice that rate of growth.

Now to update our guidance for 2013, as we consider the impact of the sale of MMP and the reclassification into discontinued operations, for continued operations we expect revenue growth within a range of 9% to 12% over the adjusted revenue of $628 million for 2012. In addition, we expect to achieve growth in earnings per share of 18% to 24% compared with an adjusted earnings per share of $0.41 for 2012, which eliminates the $0.05 impact of the two nonrecurring items, that is the gain on sale and the favorable legal settlement that we recorded in the fourth quarter of 2012. EBITDA in 2013 is expected to grow approximately 16% over an adjusted $65.5 million for 2012.

Now to help you put this into further perspective, considering the prior-year adjusted results as you see them on the schedule attached for 2010, 2011, and 2012 that we are presenting in connection with the sale of MMP, our revenue growth guidance for 2013 represents total revenue growth within a range of 18% to 20% over the three-year period since 2010, as adjusted. And the 2013 earnings per share guidance represents a growth within a range of 50% to 60% in the three-year period since 2010, as adjusted.

So with these comments, I will conclude and now I’ll turn it back over to Steve.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Ware. I think to start, what I’d like to remind everyone is that while the sale of MMP tends to cause some degree of confusion in the numbers and clouds the picture a bit, what’s really important to us today is that we reported through six months growth in revenue, growth in organic revenue, growth in EPS, growth in margin, and growth in EBITDA, and those are all very positive signs for the Company as we plan for our future. So I don’t want that to get lost in the confusion of the MMP transaction.

Now with respect to that transaction, the proceeds that we will get will be used first to reduce our leverage and, second, to continue to invest in and make acquisitions in our two core businesses, Financial Services and Employee Services. We have no intention at this point of going into any other businesses. As Ware points out, our acquisition pipeline remains strong, and we expect over the next year or so to redeploy the net proceeds without bringing our leverage back to the 3.5 times level it was before. So the proceeds will be used for investment in and acquisitions for our core businesses. Ware also points out that this transaction will have minimal impact on the G&A for the rest of the Company.

With respect to the convertible debt, I’d like to remind everyone that that debt is due in almost two years from now. Our intention has been, and we’ve been public about it, to reduce our leverage to the point where it’s most likely that we will refinance that debt with something other than a convert. This transaction that we completed will help us do that. At this point, we will probably begin to look at financing alternatives mid next year to be properly prepared for the convert when it becomes due.

In addition, many of you are aware that we have an existing option with respect to the Westbury shares. That option expires at the end of September. That option calls for us to have the right to acquire the Westbury shares at a price of $7.25. It is our expectation today, based on what we know, that we will probably let that option expire. It’s not our intention at this point to purchase any more shares this year.

We had indicated in the beginning of the year that what we wanted to do was keep the share count flat. The purchase that we are making from Westbury, at what we believe is an advantageous price for our shareholders, will allow us to do that. So, it’s unlikely that we will do anything else with that option and we have so advised Westbury.

With respect to the focus and the strategy of the Company, I want to reiterate that it is unchanged, that we believe we have two very strong businesses that have lots of room to grow, so the focus of the Company now is going to be to redirect or continue to direct our managerial and our economic resources to build the businesses that we have.

With that, I’d like to stop and take questions from our analysts and our shareholders.

QUESTION AND ANSWER

Operator

(Operator Instructions). Josh Vogel, Sidoti & Company.

Josh Vogel - Sidoti & Company - Analyst

With regard to MMP, were earnings each quarter approximately $0.04? Or was there any seasonality there regarding margins? I’m just trying to get a better handle on how quarterly EPS should track throughout the year, going forward?

And also, Ware, could you give us potentially what the Q3 and Q4 EPS were in 2012, ex MMP?

Ware Grove - CBIZ, Inc. - CFO, SVP

Yes. First of all, with respect to the first part of the question, you’re right. There is very little seasonality to the MMP business. So generally, their quarterly contribution has ranged from $0.03 to $0.05. So a $0.04 kind of normalized run rate is a good run rate for you to use. So if you look at the 2012 adjusted results to exclude MMP, that’s kind of what you would get is kind of an $0.08 adjustment on the first half of 2012. I don’t have the details of the upcoming Q3 and Q4 restatement with me, but I think given that guidance of $0.03 to $0.04 per share on the MMP results, I think that is a good start for you to go with.

Josh Vogel - Sidoti & Company - Analyst

Okay, great. With regard to your comments about share count, I know you expect it to be roughly flat year over year for 2013, but in an environment where nothing changes, no more share buybacks or acquisitions or anything, should we be expecting 2014 to be in the 46 million range?

Ware Grove - CBIZ, Inc. - CFO, SVP

Yes, that’s a good comment. Obviously, on a weighted average basis, you’re familiar with the fact that the later in the year you make big transactions like this, it has very little impact in the current year. So yes, absent all the other items, and there are a number of moving pieces and parts with respect to the share count calculation, absent that you should expect some decline in 2014 versus 2013.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Yes, Josh, let me add to that, however, two cautions. One is that each year we attempt to repurchase during the year the shares we are likely to issue for equity grants and acquisitions, so that’s probably an additive number in 2014, which could take that number up a little bit.

In addition to which the convertible debt has, as I know you’re aware, the strike price of $7.41. To the extent the stock trades quarterly at an average above $7.41, then we will have some additional accrual of shares opposite that potential payment, which could raise the number of shares outstanding higher as well. So, you really have two factors that will increase it, and the one factor, which was the shares that we purchased, decreasing it. So it’s a little bit hard today for us to actually zero in on what that number is most likely to be next year.

Josh Vogel - Sidoti & Company - Analyst

Okay, that makes sense. Can you remind us of the potential dilutive impact if the convert is triggered?

Ware Grove - CBIZ, Inc. - CFO, SVP

Yes, I’ll give you an illustration. There are 17.5 million underlying shares with the convert. So when you do the math, and let’s assume a $1.00 gain or an $8.41 average share price, that would result in roughly 2 million shares being added to the share count. And again, the $8.41 would be the average price over an entire year.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Josh, let me also remind you that the payment of any equity attributed to the stock price above the strike price is, at our option, in shares or cash.

Josh Vogel - Sidoti & Company - Analyst

Right, okay. Great, just one more and I’ll jump back in the queue. The MMP business was a lower margin profile, and historically — or in the prior cycle peak, you hit about a little over 7% pretax margin. Is that a margin you think you can get back to over the next couple years?

Ware Grove - CBIZ, Inc. - CFO, SVP

Yes, Josh, I don’t think there’s any reason why we shouldn’t be able to do that. As we continue to grow, we will begin again to leverage our G&A infrastructure, and as we make acquisitions, of course, there is very little G&A infrastructure needed to integrate newly acquired operations. So, those operations come in at quite a bit higher margin, and we should be able to leverage it back up, for sure.

Josh Vogel - Sidoti & Company - Analyst

Okay. That’s all I have now. Thank you very much.

Operator

Jim MacDonald, First Analysis.

Jim MacDonald - First Analysis Securities - Analyst

Congratulations on selling MMP.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Jim.

Ware Grove - CBIZ, Inc. - CFO, SVP

Thanks, Jim.

Jim MacDonald - First Analysis Securities - Analyst

First, one request. It would be helpful, although I could try to re-create it, but if you would give out Q3 and Q4 pro forma numbers as well, so I think Josh was kind of going there.

My first question is, can you talk a little bit about the loan line availability, now that you’re going to have less EBITDA? So I presume that loan line availability top-end number will go down a bit, right?

Ware Grove - CBIZ, Inc. - CFO, SVP

Yes, that’s a good observation. We have probably, even before the sale, $40 million to $50 million of unused availability in that loan.

Now clearly, there’s an adjustment in the total availability as the overall EBITDA goes down, but net of the proceeds, that $40 million to $50 million should maybe double in terms of the availability as we look, and that includes deploying proceeds for the share repurchase we talked about. So our availability only gets better, not worse, in terms of the availability against the line of credit.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Jim, I think what’s important is for you to note that the covenants in the bank deal did not change. With the continued great support of our banks, they just left the deal the way it was. So we actually, as Ware points out, pick up significant additional availability with this transaction, not that we needed it before, but that is the net effect of it. So whatever the covenants are in the existing agreement, including the stepdowns, everything has just stayed the same.

Jim MacDonald - First Analysis Securities - Analyst

Okay, so it’s staying the same with a $275 million kind of top limit, but you’re not going to be able to get there, presumably, because the EBITDA limit will trump that limit?

Ware Grove - CBIZ, Inc. - CFO, SVP

That’s right.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

That’s right.

Jim MacDonald - First Analysis Securities - Analyst

Okay. And just one more deal-related thing, so in terms of the convertible debt, that probably is going to have to be dealt with two years from now, right? The previous one you dealt with a little bit early, but you were sort of replacing it. Is it your belief that you’ll be basically approaching 2015 trying to do the refinancing when it matures?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Yes, that’s our intention, that as we prepare for it in the middle of next year in order to replace it when it becomes due mid-2015.

Jim MacDonald - First Analysis Securities - Analyst

Okay. And just a kind of hypothetical question, if the stock continues to trade above the Westbury $7.25 option price, wouldn’t that give you some reason, possibly, to consider exercising that option or maybe extending that option?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

It would give you reason to consider it. I think the bigger issue for us is the desire to keep as much powder dry to invest in the businesses. The Westbury transaction, we’re putting up $25 million. To buy the rest of them, even at a $7.25 price, would be another $25 million. That’s too big of an investment in the shares that we want to make at this point in time. We’d much rather have that available for future acquisitions in the Company.

Jim MacDonald - First Analysis Securities - Analyst

Okay. Just back on the business, it sounds like you are much more positive now. Is that the case? Has anything particularly changed in the market environment as you, maybe more specifically, get closer to the October Affordable Care Act, I guess, beginning of the open period? You mentioned that’s causing a lot of conversations. Do you think it will actually result in improved commission dollars for you?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Let me answer it this way. I think we have indicated in the past that the economic turnaround in this country is likely to be longer and slower than people first thought or even desired. And I think that continues to be true. I think what’s important to us is that we’ve been fighting headwinds for the last few years across a bunch of fronts, and we’re picking up a little bit of tailwind and that’s being reflected in the numbers. So I think that the outlook is cautiously more positive than it’s been in the last few years. But we’re still not in a robust economy and there’s still a lot of hard work yet to be done, but I do think we’re more cautiously optimistic than we have been before as to what the outlook looks like.

With respect to the Affordable Care Act, with the most recent announcements which delay for another year the corporate side of this, the dialogue is continuing. I think we’re picking up some new clients. I think our retention rates are up as a result of the work we’re doing, and proving we are a thought leader in this area. But I wouldn’t say it was a huge windfall for anybody at this point because a lot of this has been pushed off another year.

So I think we’ll pick up business on the Affordable Care Act. I think our other businesses continue to be strong. The investments we’ve made over the last two years are starting to pay off a little bit. So I think that’s where the optimism comes from, as opposed to being able to identify a particular factor in the market.

Jim MacDonald - First Analysis Securities - Analyst

Thanks very much.

Operator

Robert Kirkpatrick, Cardinal Capital Management.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Congratulations on your strategic moves.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thanks, Robert.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

One question would be as we look out over the next half a dozen years or something, should we expect CBIZ to operate with any differing degree of financial leverage? You talked about being at the three times level. Is that really where we should expect the steady state to remain?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Well, it’s going to go up and down. If we have good acquisition opportunities, we’re more inclined to leverage up a little bit. I don’t think anyone in the Company was ever uncomfortable at 3.5 times, or 3.7, because of the extraordinarily strong and consistent cash flow. So I think we’re very comfortable at the little bit higher level.

I think the economic reality is such that if you want to refinance the convert to something else, we just know we need to be lower. So to the extent that around 3, maybe it’s 3.25, maybe it’s 2.75, is probably where we’ll come out subject to this transformational opportunity, which may come our way one of these days, where the right long-term strategy would be to lever up even more to do something really spectacular. So we have a strategic target at the 3, plus or minus a quarter, but it could change if something really big happened.

And said the other way, we’re very particular in our acquisitions, and it’s just as possible that if we can’t find things that fit culturally and lead to our growth, then the natural cash flow of the Company will drive the leverage down. But target-wise, we’ll probably have a little bit lower target as we get close to 2015.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Okay. And then, just to remind us on the option on the Westbury shares, those shares, they’re still subject to the option until the option expires, correct?

Ware Grove - CBIZ, Inc. - CFO, SVP

That’s correct, until the end of September 2013.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

It’s not an early release of the option, in any sense?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

No, there was no early release, nor was there an extension.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Great. Thank you so much.

Operator

(Operator Instructions). I’m showing no further questions, so we’ll conclude our question-and-answer session. I’d like to turn the conference back over to Mr. Gerard for any closing remarks.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Okay, thank you. Thank you for everyone who called in. This has been a good quarter for us. It’s been an exciting quarter. A lot of people worked very, very hard to get where we are. To our associates who were listening in, thank you for your hard work in the quarter.

As I said before, I hope we can continue to take advantage of these tailwinds and even grow faster than we have been able to. To our associates who are still our associates in MMP, I want to thank you, as I did this morning in the e-mail, for your continued support and your hard work and the professionalism which you brought to CBIZ, and I wish you and we wish you the very best going forward.

And to everyone else, we will look forward to providing you with the third-quarter numbers and hopefully continued growth at that time. With that, thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.